Exhibit 23.3

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

SRK Consulting (U.S.), Inc. is an author of the report titled “S-K 1300 Technical Report Summary, Exploration Results Report, Tintic Project, Utah” dated February 23, 2024 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

SRK Consulting (U.S.), Inc. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). SRK Consulting (U.S.), Inc. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. SRK Consulting (U.S.), Inc. has been provided with a copy of the Form S-3 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, SRK Consulting (U.S.), Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3;

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by SRK Consulting (U.S.), Inc., that SRK Consulting (U.S.), Inc. supervised the preparation of and/or that SRK Consulting (U.S.), Inc. has reviewed and approved; and

•	the filing of the Expert Report as an exhibit to the Form S-3.

Dated: June 7, 2024

By:	/s/ SRK Consulting (U.S.), Inc.
SRK Consulting (U.S.), Inc.